Rapidtron Signs Definitive Merger Agreement

LAS VEGAS, Jan 17, 2003 (BUSINESS WIRE) -- Rapidtron Inc. (OTCBB: RPDT) ("RPDT", formerly The Furnishing Club Inc.) announced today that it has signed a definitive agreement and plan of merger with Rapidtron, Inc., a privately held Delaware corporation, as previously proposed on October 24, 2002.

Upon closing, RPDT will issue 9,600,000 common shares from treasury to the shareholders of the merger candidate, Rapidtron, Inc. $1,000,000 is being advanced to Rapidtron, Inc. prior to closing of the merger, which shall be converted to 1,000,000 shares of common stock of RPDT at closing. At closing, but before completion of the anticipated private placement, RPDT will have 17,050,002 shares of common stock issued and outstanding.

Closing of the merger is subject to regulatory review, stockholder notification, advance of a further $500,000 to Rapidtron, Inc., and the satisfaction of other customary conditions. Holders of a majority of RPDT's shares have already voted in favor of the merger. The merger is anticipated to close in approximately 30 days.

The Directors of both RPDT and Rapidtron, Inc. have independently determined that the merger is fair to their respective stockholders and in the best interests of such stockholders.

Completion of the proposed merger and financing will accelerate the development of Rapidtron, Inc.'s business.

John Creel, President of Rapidtron, Inc., said, "We believe that Rapidtron is uniquely positioned to take advantage of the potentially explosive growth of smart card applications in the expanding North American market."

Concurrent with the closing of the merger, RPDT shall amend its Articles of Incorporation to increase its authorized common stock from 20,000,000 shares to 100,000,000 shares with par value $0.001. The company will also file an Information Statement on Schedule 14C with the SEC.

    About the Merger Candidate

Rapidtron, Inc. intends to become the leading provider of Radio Frequency
(RF) smart card access control and ticketing/membership systems by providing the premier technology for operator-free entry and exit turnstiles.

Headquartered in Costa Mesa, California, Rapidtron, Inc. has established itself in the North American marketplace by currently providing its smart card access control systems to Copper Mountain in Colorado and Park City Resort in Utah, and its bar code system to the University of California

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Berkeley, and several leading fitness clubs. Rapidtron, Inc. anticipates additional orders in 2003 from Park City, Copper Mountain, UC Berkeley, and several other winter resorts and fitness clubs.

Rapidtron, Inc. has forged a strategic partnership with AXESS AG, a European (Austria) corporation. AXESS AG is at the forefront of Radio Frequency smart card technology and has installed over 2,500 Smart access gates and 1,500 point-of-sale systems to transit companies and vacation resorts in Europe.

For additional company information, contact John Veltheer at 702/948-5017.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such risks include the possibility that the conditions to closing will not be met by RPDT or Rapidtron and the merger agreement will be terminated.

CONTACT:   Rapidtron Inc.

                  John Veltheer, President, 702/948-5017

                  702/948-5001 (fax)